Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of SAI.TECH Global Corporation on the Form S-8 of our report dated October 15, 2021, with respect to our audit of the consolidated statements of operations and comprehensive income and cash flows of SAITECH Limited for the year ended December 31, 2020, appearing in the Annual Report on Form 20-F of SAI.TECH Global Corporation for the year ended December 31, 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

(Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

September 18, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com